                                  SCHEDULE 14A
                                 (RULE 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

           PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

          Filed by the Registrant [ X ]
          Filed by a party other than the Registrant [   ]
          Check the appropriate box:

   [ X ]  Preliminary Proxy Statement          [   ] Confidential, For Use of
                                                      the Commission Only (as
   [   ]  Definitive Proxy Statement                 permitted by Rule
                                                      14a-6(e)(2))
   [   ]  Definitive Additional Materials

   [   ]  Soliciting Material Under Rule 14a-12

                           PERSISTENCE SOFTWARE, INC.
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                (Name of Registrant as Specified in Its Charter)

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    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
   [X]  No fee required.
   [ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
   (1)  Title of each class of securities to which transaction applies:

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   (2)  Aggregate number of securities to which transactions applies:

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   (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

   (4)  Proposed maximum aggregate value of transaction:

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   (5)  Total fee paid:

--------------------------------------------------------------------------------
   [ ]  Fee paid previously with preliminary materials:

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   [ ]  Check box if any part of the fee is offset as provided by Exchange Act
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

   (1)  Amount previously paid:

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   (2)  Form, Schedule or Registration Statement No.:

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   (3)  Filing Party:

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   (4)  Date Filed:

                           PERSISTENCE SOFTWARE, INC.
                                ________________

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD JUNE 5, 2003

    The Annual Meeting of Stockholders for the year ended December 31, 2002 (the "ANNUAL MEETING") of Persistence Software, Inc., a Delaware corporation (the "COMPANY"), will be held at the Company's principal executive offices, located at 1720 South Amphlett Boulevard, Suite 230, San Mateo, California, 94402, on Thursday, June 5, 2003, 2:00 p.m. local time, for the following purposes:

    1. To approve proposals to amend the Company's Certificate of Incorporation to enable the Company to effect one of five different reverse stock splits during the 12 months following approval by the stockholders of such proposals, if the Board of Directors determines that any such action is necessary and appropriate, and in the best interests of the Company and its stockholders, to seek to maintain the listing of the Company's Common Stock on the Nasdaq SmallCap Market. The proposals would enable the Board of Directors to determine whether to amend the Company's Certificate of Incorporation to effect one of the following reverse stock splits:

         a. a 1-for-5 a reverse stock split of the Company's issued and outstanding shares of Common Stock;

         b. a 1-for-8 a reverse stock split of the Company's issued and outstanding shares of Common Stock;

         c. a 1-for-10 a reverse stock split of the Company's issued and outstanding shares of Common Stock;

         d. a 1-for-12 a reverse stock split of the Company's issued and outstanding shares of Common Stock; or

         e. a 1-for-15 a reverse stock split of the Company's issued and outstanding shares of Common Stock.

    2. To elect two (2) Class I directors to serve until the Annual Meeting of the Stockholders for the year ending December 31, 2005.

    3. To ratify the appointment of Deloitte & Touche LLP as the independent auditors of the Company for the fiscal year ending December 31, 2003.

    4. To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

    The foregoing items of business, including the nominees for directors, are more fully described in the proxy statement which is attached to and made a part of this Notice.

    The Board of Directors has fixed the close of business on April 11, 2003 as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof.

    All stockholders are cordially invited to attend the Annual Meeting in person. However, whether or not you expect to attend the Annual Meeting in person, you are urged to mark, date, sign and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope provided to ensure your representation and the presence of a quorum at the Annual Meeting. If you send in your proxy card and then decide to attend the Annual Meeting to vote your shares in person, you may still do so. Your proxy is revocable in accordance with the procedures set forth in the Proxy Statement.

                                           By Order of the Board of Directors,

                                           /s/ Christine Russell

                                           Christine Russell
San Mateo, California                      Chief Financial Officer and Secretary
April 28, 2003

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                                    IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE SIGN AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE. IF A QUORUM IS NOT REACHED, THE COMPANY WILL HAVE THE ADDED EXPENSE OF RE-ISSUING THESE PROXY MATERIALS. IF YOU ATTEND THE ANNUAL MEETING AND SO DESIRE, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON.

                         THANK YOU FOR ACTING PROMPTLY.

--------------------------------------------------------------------------------

                           PERSISTENCE SOFTWARE, INC.
                    1720 SOUTH AMPHLETT BOULEVARD, SUITE 230
                               SAN MATEO, CA 94402
                                ________________

                                 PROXY STATEMENT
                                ________________

GENERAL

    This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the "BOARD") of Persistence Software, Inc., a Delaware corporation (the "COMPANY"), of proxies in the enclosed form for use in voting at the Annual Meeting of Stockholders for the year ended December 31, 2002 (the "ANNUAL MEETING") to be held at the Company's principal executive offices, located at 1720 South Amphlett Boulevard, Suite 230, San Mateo, California 94402, on Thursday, June 5, 2003, 2:00 p.m. local time, and any adjournment or postponement thereof.

    This Proxy Statement, the enclosed proxy card and the Company's Annual Report on Form 10-K for the year ended December 31, 2002, including financial statements, were first mailed to stockholders entitled to vote at the meeting on or about May 5, 2003.

REVOCABILITY OF PROXIES

    Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Company (Attention:
Christine Russell) a written notice of revocation or a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person.

RECORD DATE; VOTING SECURITIES

    The close of business on April 11, 2003 has been fixed as the record date (the "RECORD DATE") for determining the holders of shares of Common Stock of the Company entitled to notice of and to vote at the Annual Meeting. At the close of business on the Record Date, the Company had approximately 24,044,735 shares of Common Stock outstanding and held of record by approximately 160 stockholders.

VOTING AND SOLICITATION

    Each outstanding share of Common Stock on the Record Date is entitled to one vote on all matters. Shares of Common Stock may not be voted cumulatively. The Company will mail a copy of the Annual Report to each stockholder of record; if a stockholder has received more than one proxy card, it means that such stockholder holds shares in more than one account. Please sign and return all proxy cards to ensure that all such shares are voted.

    Votes cast by proxy or in person at the Annual Meeting will be tabulated by the Inspector of Elections (the "INSPECTOR") with the assistance of the Company's transfer agent. In general, Delaware law provides that a quorum consists of a majority of the shares entitled to vote and present in person or represented by proxy. The Inspector will determine whether or not a quorum is present. Each of the proposals to amend the Company's Certificate of Incorporation to effect a reverse stock split requires affirmative votes from the holders of a majority of the outstanding Common Stock of the Company. The nominees for election as directors at the Annual Meeting will be elected by a plurality of the votes of the shares of Common Stock present in person or represented by proxy at the Annual Meeting, which means that the two nominees receiving the greatest number of affirmative votes will be elected. The ratification of the independent accountants will require the affirmative vote of a majority of shares of Common Stock present in person or represented by proxy at the Annual Meeting. All other matters submitted to the stockholders will require the affirmative vote of a majority of shares present in person or represented by proxy at a duly held meeting at which a quorum is present, as required under Delaware law for approval of proposals presented to stockholders. The Inspector will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum and as negative votes for purposes of determining the approval of any matter submitted to the stockholders for a vote.

    The shares represented by the proxies received properly marked, dated, signed and not revoked, will be voted at the Annual Meeting. Any proxy which is returned using the form of proxy enclosed and which is not marked as to a particular item will be voted FOR each of the proposals to approve a reverse stock split, FOR the election of directors, FOR ratification of the appointment of the designated independent auditors, and as the proxy holders deem advisable on other matters that may come before the Annual Meeting, as the case may be with respect to the item not marked. If a broker indicates on the enclosed proxy or its substitute that it does not have discretionary authority as to certain shares to vote on a particular matter ("BROKER NON-VOTES"), those shares will be counted for determining the presence or absence of a quorum for the Annual Meeting but will not be counted for the purpose of determining the number of votes cast for that particular matter. The Company believes that the tabulation procedures to be followed by the Inspector are consistent with the general requirements of Delaware law concerning voting of shares and determination of a quorum.

    The solicitation of proxies will be conducted by mail, and the Company will bear all attendant costs. These costs will include the expense of preparing and mailing proxy solicitation materials for the Annual Meeting and reimbursements paid to brokerage firms and others for their expenses incurred in forwarding solicitation materials regarding the Annual Meeting to beneficial owners of the Company's Common Stock. The Company may conduct further solicitation personally, telephonically, or by the Internet or facsimile through its officers, directors and employees, none of whom will receive additional compensation for assisting with the solicitation.

                         PROPOSALS NO. 1(a) THROUGH 1(e)

               APPROVAL OF PROPOSALS TO EFFECT REVERSE STOCK SPLIT

INTRODUCTION

    In Proposals 1(a) through 1(e), the Company's stockholders are being asked to approve five different reverse stock split proposals to amend the Company's Certificate of Incorporation, with exchange ratios of 1-for-5, 1-for-8, 1-for-10, 1-for-12 and 1-for-15, respectively. In addition, the proposals would enable the Board, in its sole discretion, to effect one of the reverse stock splits at any time during the 12 months following approval by the stockholders of such proposals, if the Board determines that any such action is necessary and appropriate, and in the best interests of the Company and its stockholders, to seek to maintain the listing of the Company's Common Stock on the Nasdaq SmallCap Market. The Board is seeking stockholder approval for the five different reverse stock split proposals in order to give the Board the flexibility, in its sole discretion, to implement the one reverse stock split that would provide the Company with the best opportunity to comply with the $1.00 minimum bid price requirement for continued listing on the Nasdaq SmallCap Market, based on the recent and historical trading prices of the Company's Common Stock. The Board has unanimously approved all of the reverse stock split proposals as options that should be available to the Company to seek to maintain its listing on the Nasdaq SmallCap Market.

    A reverse stock split will take effect, if at all, only after at least one of the proposals is approved by the stockholders of the Company holding a majority of the shares of Common Stock outstanding and after the Board selects the most appropriate reverse stock split among those approved by the stockholders and elects to make it effective by approving the filing of an appropriate amendment to the Company's Certificate of Incorporation with the Secretary of State of the State of Delaware. The Board may only effect one of the proposed reverse stock splits, even if the Company's stockholders approve more than one of the reverse stock split proposals. Moreover, even if one or more of the reverse stock split proposals are approved by the stockholders, the Board may abandon the proposals in its sole discretion if it determines that a reverse stock split is unnecessary to comply with the Nasdaq SmallCap Market listing requirements or that the maintenance of the Nasdaq listing is not in the best interests of the Company and its stockholders.

    The reverse stock split would become effective by the filing of a Certificate of Amendment to the Certificate of Incorporation of the Company and would be effective as of the date specified in the amendment. As of the effective date of the reverse stock split, each outstanding share of the Company's Common Stock as of the record date chosen by the Board will, immediately and automatically, be changed as of the effective date of the reverse split, into either one-fifth (1/5), one eighth (1/8), one tenth (1/10), one twelfth (1/12) or one fifteenth (1/15) of a share of the Company's Common Stock. In addition, the number of shares of the Company's Common Stock subject to outstanding options, warrants and other convertible securities issued by the Company would be immediately and automatically reduced by a factor of either five, eight, ten, twelve or fifteen and the exercise or conversion price thereof would be immediately and automatically proportionately increased by the same factor. The reverse stock split will not change, however, the number of total authorized shares of the Company's Common Stock.

BACKGROUND: THREAT OF NASDAQ DELISTING

    On June 5, 2002, the Company received a notice from the Nasdaq Stock Market, Inc. ("Nasdaq") that its Common Stock listed on the Nasdaq National Market had failed to maintain a minimum bid price of $1.00 over the previous 30 consecutive trading days, and as a result its stock would be delisted if the stock failed to maintain a minimum bid price of $1.00 for the requisite 10 day period during the 90 calendar day grace period after June 5, 2002. The Company subsequently transferred its listing from the Nasdaq National Market to the Nasdaq SmallCap Market on September 12, 2002. On December 3, 2002, the Company received a notice from Nasdaq that the Company's stock would be delisted from the Nasdaq SmallCap Market if the stock failed to maintain a minimum bid price of $1.00 for the requisite 10 day period during the 180 calendar day grace period beginning December 3, 2002 and ending June 1, 2003. If the stock fails to maintain a minimum bid price of $1.00 for the requisite 10 day period by June 1, 2003 and the Company receives a notice from Nasdaq that the Company's stock will be delisted from the Nasdaq SmallCap Market, the Company may appeal that determination to a Nasdaq Listing Qualifications Panel.

    In order for the Company's Common Stock to be quoted on the Nasdaq SmallCap Market, the Company must satisfy various listing maintenance standards established by Nasdaq. Among other things, (i) the stock must have a public float of at least $1 million, which means that the market value of the stock held by persons other than officers, directors and 10% stockholders must be equal to at least $1 million, (ii) at least 500,000 shares must be publicly held (e.g., by non-affiliates), (iii) there must be at least 300 stockholders who own at least 100 shares, (iv) the stock must have a minimum bid price of at least $1.00 per share and (v) the Company must have stockholders' equity equal to at least $2.5 million. If the Company is not able to meet these requirements for listing on the Nasdaq SmallCap Market, the Company's Common Stock would trade on the OTC Bulletin Board or in the "Pink Sheets" maintained by the National Quotation Bureau. The OTC Bulletin Board handles over-the-counter stocks that do not meet the minimum stockholders' equity and other requirements of the Nasdaq stock listing system. Securities on the OTC Bulletin Board are governed by the Securities and Exchange Commission (the "SEC") and must report certain regulatory filings to maintain OTC status. The Pink Sheets trading system handles high-risk ventures and is not regulated by the SEC. Such alternatives are generally considered to be less efficient markets and not as broad as the Nasdaq SmallCap Market or the Nasdaq National Market.

    In addition, if the Company's Common Stock were to become delisted from trading on the Nasdaq SmallCap Market and the trading price of the stock were to remain below $5.00 per share, trading in the stock would also be subject to the requirements of certain rules promulgated under the Securities Exchange Act of 1934, as amended, which require additional disclosure by broker-dealers in connection with any trades involving a stock defined as a "penny stock" (generally, any non-Nasdaq equity security that has a market price of less than $5.00 per share, subject to certain exceptions). The additional burdens imposed upon broker-dealers by such requirements could discourage broker-dealers from effecting transactions in the Company's Common Stock, which could severely limit the market liquidity of the stock and the ability of investors to trade the stock.

    The Company may also lose its ability to rely upon certain exemptions from qualification under state securities laws, including those of California, if the Company's securities were to become delisted from the Nasdaq SmallCap Market. Although the Company may be able to use alternatives to such exemptions, there can be no assurances that they will be available to the Company if necessary. Additionally, some of these alternatives may require the Company to incur material legal costs and other expenses, and may cause significant delays in the Company's ability to issue securities, including employee options to purchase Common Stock, or may preclude the Company from issuing securities at all in certain states. Such delays or prohibitions may significantly impair the Company's ability to raise capital through the sale of the Company's securities, and may impair the Company's ability to attract and retain employees, either of which could have a material adverse effect on its business.

    The Board considered the potential harm to the Company of a delisting from the Nasdaq SmallCap Market and determined that a reverse stock split may be the best way to achieve compliance with Nasdaq's minimum bid price listing standard. Accordingly, the Board adopted resolutions, subject to approval by the Company's stockholders, to approve proposals to amend the Company's Certificate of Incorporation to enable the Company to effect one of five different reverse stock splits, during the 12 months following approval by the stockholders of such proposals, if the Board determines that any such action is necessary and appropriate, and in the best interests of, the Company and its stockholders to seek to maintain the listing of the Company's Common Stock on the Nasdaq SmallCap Market.

PRINCIPAL EFFECTS OF THE REVERSE STOCK SPLIT

    As explained above, one of the key requirements for continued listing on the Nasdaq SmallCap Market is that the Company's Common Stock must maintain a minimum bid price above $1.00 per share. The Company believes that the immediate effect of a reverse split should be to increase the trading price of the Company's Common Stock so that the Company would be able to maintain compliance with Nasdaq's minimum bid price listing standard. In addition, the immediate effect of a reverse stock split would be to reduce the number of shares of the Company's Common Stock outstanding.

    In addition, because the Company will cash out any fractional shares, the number of stockholders will decrease. The cash amount to be paid to each stockholder would be equal to the resulting fractional interest in one share of the Company's Common Stock to which the stockholder would otherwise be entitled, multiplied by the average closing sale price of the Common Stock for the 10 trading days immediately prior to on the effective date of the reverse stock split, or, if no such sale takes place on such days, the average of the closing bid and asked prices for such days as reported by the Nasdaq SmallCap Market. The Company estimates that it would pay less than $50,000 to cash out fractional holders. The cash out of fractional shares will effect neither the Company's reporting requirements under the federal securities laws nor its listing requirements under applicable rules of Nasdaq SmallCap Market.

    The effect of any reverse stock split upon the market price of the Company's Common Stock cannot be predicted, and the history of reverse stock splits for companies in similar circumstances is varied. The trading price of the Company's stock after the reverse stock split may not rise in exact proportion to the reduction in the number of shares of stock outstanding as a result of the reverse stock split. Also, as stated above, a reverse stock split may not lead to a sustained increase in the trading price of the Company's stock and the bid price may again fall below the $1.00 minimum bid threshold required by Nasdaq. The trading price of the Common Stock may change due to a variety of other factors, including the Company's operating results, other factors related to its business and general market conditions. The proposals to implement a reverse stock split are not the first step in a going private transaction.

    EFFECT ON AUTHORIZED SHARES. The reverse stock split, if implemented, would not change the number of authorized shares of the Company's Common Stock as designated by its Company's Certificate of Incorporation. Therefore, because the number of issued and outstanding shares of stock would decrease, the number of shares of Common Stock remaining available for issuance would increase. The Company does not, as of the date of this proxy statement, have any plans, proposals or understandings to issue any portion of the additional shares of stock that will be available if the reverse stock split is approved and implemented. If the Company subsequently issues additional shares, the ownership interest of holders of the Company's Common Stock may be diluted.

    POTENTIAL ANTI-TAKEOVER EFFECT. Although the increased proportion of unissued authorized shares to issued shares could, under certain circumstances, have an anti-takeover effect (for example, by permitting issuances that would dilute the stock ownership of a person seeking to effect a change in the composition of the Board or contemplating a tender offer or other transaction for the combination of the Company with a third party), the reverse stock split proposal is not being proposed in response to any effort of which the Company is aware to accumulate shares of its Common Stock or obtain control of the Company. The Company has no current plans to issue any additional shares of its Common Stock, other than pursuant to the exercise of stock options that have been granted or may be granted in the future.

    EFFECTS ON OWNERSHIP BY INDIVIDUAL STOCKHOLDERS. If the Company implements a reverse stock split, the number of shares of Common Stock held by each stockholder would be immediately and automatically reduced as of the record date chosen by the Board by dividing the number of shares held immediately before the reverse split by the number selected for the reverse split by the Board, (by either one-fifth (1/5), one eighth (1/8), one tenth (1/10), one twelfth (1/12) or one fifteenth (1/15)) and then rounding down to the nearest whole share. The Company will pay cash to each stockholder in lieu of any fractional interest in a share to which such stockholder would otherwise be entitled as a result of the reverse split, as described in further detail below. The reverse stock split would affect the Common Stock uniformly and would not affect any stockholder's percentage ownership interests in the Company or proportionate voting power, except to the extent that interests in fractional shares would be paid in cash. Because the number of authorized shares of the Company's Common Stock will not change following the reverse stock split, the number of shares available for issuance by the Company will effectively increase. If the Company subsequently issues additional shares, the ownership interest of holders of the Company's Common Stock may be diluted.

    EFFECT ON OPTIONS AND WARRANTS. In addition, all the terms of outstanding options, warrants to purchase Common Stock and other convertible securities issued by the Company would be adjusted as a result of the reverse stock split, as required by the terms of those securities. In particular, the number of shares of the Company's Common Stock subject to outstanding options, warrants and other convertible securities issued by the Company would be reduced by a factor of either five, eight, ten, twelve or fifteen and the exercise or conversion price thereof would be proportionately increased by the same factor.

    OTHER EFFECTS ON OUTSTANDING SHARES. If a reverse stock split is implemented, the rights and preferences of the outstanding shares of Common Stock would remain the same after the reverse stock split. Each share of Common Stock issued pursuant to the reverse stock split would be fully paid and nonassessable. The reverse stock split would result in some stockholders owning "odd-lots" of less than 100 shares of stock. Brokerage commissions and other costs of transactions in odd-lots may be higher than the costs of transactions in "round-lots" of even multiples of 100 shares.

PROCEDURE FOR EFFECTING THE REVERSE STOCK SPLIT AND EXCHANGE OF STOCK
CERTIFICATES

    If any of the five proposed reverse stock splits is approved at the Annual Meeting, the Board may elect, at any time within 12 months following approval by the stockholders, to implement one of the reverse stock splits approved by the stockholders, based on the recent and historical trading prices of the Company's Common Stock if it determines that the action is necessary or appropriate in order to seek to maintain the listing of the Company's Common Stock on the Nasdaq SmallCap Market by effecting a split that will satisfy Nasdaq's $1.00 minimum bid price requirement. If the Board elects to make the reverse stock split effective, the Board will select the most appropriate reverse stock split among those approved by the stockholders, approve the filing of an appropriate amendment to the Company's Certificate of Incorporation with the Secretary of State of the State of Delaware and select the record date. The Company will then issue a press release announcing the reverse stock split to be implemented and the record date, and will also provide notice to Nasdaq in accordance with SEC rules.


    As of the effective date of the reverse stock split, each outstanding share of the Company's Common Stock as of the record date chosen by the Board would, immediately and automatically, be changed as of the effective date of the reverse split, into either one-fifth (1/5), one eighth (1/8), one tenth (1/10), one twelfth (1/12) or one fifteenth (1/15) of a share of the Company's Common Stock. In addition, the number of shares of the Company's Common Stock subject to outstanding options, warrants and other convertible securities issued by the Company would be immediately and automatically reduced by a factor of either five, eight, ten, twelve or fifteen and the exercise or conversion price thereof would be immediately and automatically proportionately increased by the same factor.

    The Company's transfer agent would likely act as the exchange agent for purposes of implementing the exchange of stock certificates. As soon as practicable after the effective date, stockholders and holders of securities convertible into the Company's Common Stock would be notified of the effectiveness of the reverse split. Stockholders of record would receive a letter of transmittal requesting them to surrender their stock certificates for stock certificates reflecting the adjusted number of shares as a result of the reverse stock split. Stockholders who hold their shares in brokerage accounts or "street name" would not be required to take any further actions to effect the exchange of their certificates. No new certificate(s) would be issued to a stockholder until the stockholder has surrendered the stockholder's outstanding certificate(s) together with the properly completed and executed letter of transmittal to the exchange agent. Until surrender, each certificate representing shares before the reverse stock split would continue to be valid and would represent the adjusted number of shares based on the exchange ratio of the reverse stock split, rounded down to the nearest whole share. Stockholders should not destroy any stock certificate and should not submit any certificates until they receive a letter of transmittal.

FRACTIONAL SHARES

    The Company would not issue fractional shares in connection with the reverse stock split. Stockholders who otherwise would be entitled to receive fractional shares because they hold a number of shares not evenly divisible by the exchange ratio would instead receive cash upon surrender to the exchange agent of the certificates and a properly completed and executed letter of transmittal. The cash amount to be paid to each stockholder would be equal to the resulting fractional interest in one share of the Company's Common Stock to which the stockholder would otherwise be entitled, multiplied by the average closing sale price of the Common Stock for the 10 trading days immediately prior to on the effective date of the reverse stock split, or, if no such sale takes place on such days, the average of the closing bid and asked prices for such days as reported by the Nasdaq SmallCap Market. The Company estimates that it would pay less than $50,000 to cash out fractional holders. No cash payment for fractional shares will be made to any stockholder until that stockholder has surrendered all of his, her or its stock certificates to the exchange agent.

ACCOUNTING CONSEQUENCES

    The reverse stock split will not affect the par value of the Common Stock on the Common Stock account in the Company's financial statements. The per share net income or loss and net book value of the Company's Common Stock will be increased because there will be fewer shares of Common Stock outstanding.

NO APPRAISAL RIGHTS

    Stockholders do not have appraisal rights under Delaware General Corporate Law or under the Company's Certificate of Incorporation in connection with the reverse stock split.

RESERVATION OF RIGHT TO ABANDON REVERSE STOCK SPLIT

    The Company reserves the right to abandon the reverse stock split without further action by the stockholders at any time before the effectiveness of the filing of an amendment to the Company's Certificate of Incorporation with the Secretary of State of the State of Delaware, even if all of the five different reverse stock split proposals have been authorized and approved by the stockholders at the Annual Meeting.

U.S. FEDERAL INCOME TAX CONSEQUENCES

    The following summary discusses the material federal income tax consequences of the reverse stock split. The summary is based on the Internal Revenue Code of 1986, as amended, referred to in this section as the Internal Revenue Code, applicable U.S. Treasury regulations under the Internal Revenue Code, administrative rulings and judicial authority, all as of the date of this proxy statement. All of the foregoing authorities are subject to change, and any change could affect the continuing validity of this summary. The summary assumes that the holders of shares of the Company's Common Stock hold their shares as a capital asset. The summary does not address the tax consequences that may be applicable to particular stockholders in light of their individual circumstances or to stockholders who are subject to special tax rules, like tax-exempt organizations, dealers in securities, financial institutions, mutual funds, insurance companies, non-United States persons, stockholders who acquired shares of the Common Stock from the exercise of options or otherwise as compensation or through a qualified retirement plan and stockholders who hold shares of the Common Stock as part of a straddle, hedge, or conversion transaction, stockholders who are subject to the alternative minimum tax provisions of the Internal Revenue Code and stockholders whose shares are qualified small business stock for purposes of Section 1202 of the Internal Revenue Code. This summary also does not address any consequences arising under the tax laws of any state, locality, or foreign jurisdiction. Furthermore, the following discussion does not address the tax consequences of transactions effected before, after or at the same time as the reverse stock split, whether or not they are in connection with the reverse stock split.

    ACCORDINGLY, STOCKHOLDERS ARE ADVISED AND EXPECTED TO CONSULT THEIR OWN TAX ADVISERS REGARDING THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT IN LIGHT OF THEIR PERSONAL CIRCUMSTANCES AND THE CONSEQUENCES UNDER STATE, LOCAL AND FOREIGN TAX LAWS.

    Other than the cash payments made in exchange for fractional shares discussed above, no gain or loss should be recognized by a stockholder upon the stockholder's exchange of shares pursuant to the reverse stock split. The aggregate tax basis of the shares received in the reverse stock split, including any fraction of a share deemed to have been received, would be the same as the stockholder's aggregate tax basis in the shares exchanged. Stockholders who receive cash upon redemption of their fractional share interests in the shares as a result of the reverse stock split should recognize gain or loss equal to the difference, if any, between the amount of cash received and the stockholder's adjusted basis in the fractional share interests redeemed. The U.S. federal income tax liabilities for any stockholder generated by the receipt of cash in lieu of a fractional interest are not expected to be significant in amount in view of the relatively low value of the fractional interest. The stockholder's holding period for the shares received pursuant to the reverse stock split would include the period during which the stockholder held the shares surrendered in the stock split.

    The Company's beliefs regarding the tax consequence of the reverse stock split are not binding upon the Internal Revenue Service or the courts, and the Internal Revenue Service or the courts may not accept the positions expressed above. The state and local tax consequences of the reverse stock split may vary significantly as to each stockholder, depending upon the state in which he or she resides.

                                PROPOSAL NO. 1(a)

          TO AMEND THE COMPANY'S CERTIFICATE OF INCORPORATION TO EFFECT
                        A 1-FOR-5 REVERSE STOCK SPLIT OF
                THE ISSUED AND OUTSTANDING SHARES OF COMMON STOCK

    In this Proposal 1(a), the Company's stockholders are being asked to authorize the Board, in its sole discretion, to amend the Company's Certificate of Incorporation to effect a 1-for-5 reverse stock split of the Company's issued and outstanding Common Stock at any time within 12 months following approval by the stockholders of such proposal. If the proposed 1-for-5 reverse stock split is approved at the Annual Meeting, the Board may, in its sole discretion, at any time within 12 months following approval by the stockholders of such proposal, authorize the filing of an amendment to the Company's Certificate of Incorporation effecting the 1-for-5 reverse stock split with the Secretary of State of the State of Delaware. Notwithstanding the approval of the 1-for-5 reverse stock split at the Annual Meeting, the Board may, in its sole discretion, determine not to implement the 1-for-5 reverse stock split. For the avoidance of doubt, at any time within 12 months following approval by the stockholders of any of Proposals 1(a) through 1(e), the Board may, in its sole discretion, authorize the filing of an amendment to the Company's Certificate of Incorporation to effect only one of the reverse stock splits that are approved by the stockholders at the Annual Meeting.

RECOMMENDATIONS OF THE BOARD OF DIRECTORS:

    THE BOARD RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE PROPOSAL TO EFFECT
                          A 1-FOR-5 REVERSE STOCK SPLIT
              OF THE ISSUED AND OUTSTANDING SHARES OF COMMON STOCK.

                                PROPOSAL NO. 1(b)

          TO AMEND THE COMPANY'S CERTIFICATE OF INCORPORATION TO EFFECT
                          A 1-FOR-8 REVERSE STOCK SPLIT
              OF THE ISSUED AND OUTSTANDING SHARES OF COMMON STOCK.

In this Proposal 1(b), the Company's stockholders are being asked to authorize the Board, in its sole discretion, to amend the Company's Certificate of Incorporation to effect a 1-for-8 reverse stock split of the Company's issued and outstanding Common Stock at any time within 12 months following approval by the stockholders of such proposal. If the proposed 1-for-8 reverse stock split is approved at the Annual Meeting, the Board may, in its sole discretion, at any time within 12 months following approval by the stockholders of such proposal, authorize the filing of an amendment to the Company's Certificate of Incorporation effecting the 1-for-8 reverse stock split with the Secretary of State of the State of Delaware. Notwithstanding the approval of the 1-for-8 reverse stock split at the Annual Meeting, the Board may, in its sole discretion, determine not to implement the 1-for-8 reverse stock split. For the avoidance of doubt, at any time within 12 months following approval by the stockholders of any of Proposals 1(a) through 1(e), the Board may, in its sole discretion, authorize the filing of an amendment to the Company's Certificate of Incorporation to effect only one of the reverse stock splits that are approved by the stockholders at the Annual Meeting.

RECOMMENDATIONS OF THE BOARD OF DIRECTORS:

    THE BOARD RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE PROPOSAL TO EFFECT
                          A 1-FOR-8 REVERSE STOCK SPLIT
              OF THE ISSUED AND OUTSTANDING SHARES OF COMMON STOCK.

                                PROPOSAL NO. 1(c)

          TO AMEND THE COMPANY'S CERTIFICATE OF INCORPORATION TO EFFECT
                         A 1-FOR-10 REVERSE STOCK SPLIT
              OF THE ISSUED AND OUTSTANDING SHARES OF COMMON STOCK.

In this Proposal 1(c), the Company's stockholders are being asked to authorize the Board, in its sole discretion, to amend the Company's Certificate of Incorporation to effect a 1-for-10 reverse stock split of the Company's issued and outstanding Common Stock at any time within 12 months following approval by the stockholders of such proposal. If the proposed 1-for-10 reverse stock split is approved at the Annual Meeting, the Board may, in its sole discretion, at any time within 12 months following approval by the stockholders of such proposal, authorize the filing of an amendment to the Company's Certificate of Incorporation effecting the 1-for-10 reverse stock split with the Secretary of State of the State of Delaware. Notwithstanding the approval of the 1-for-10 reverse stock split at the Annual Meeting, the Board may, in its sole discretion, determine not to implement the 1-for-10 reverse stock split. For the avoidance of doubt, at any time within 12 months following approval by the stockholders of any of Proposals 1(a) through 1(e), the Board may, in its sole discretion, authorize the filing of an amendment to the Company's Certificate of Incorporation to effect only one of the reverse stock splits that are approved by the stockholders at the Annual Meeting.

RECOMMENDATIONS OF THE BOARD OF DIRECTORS:

    THE BOARD RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE PROPOSAL TO EFFECT
                         A 1-FOR-10 REVERSE STOCK SPLIT
              OF THE ISSUED AND OUTSTANDING SHARES OF COMMON STOCK.

                                PROPOSAL NO. 1(d)

          TO AMEND THE COMPANY'S CERTIFICATE OF INCORPORATION TO EFFECT
                         A 1-FOR-12 REVERSE STOCK SPLIT
              OF THE ISSUED AND OUTSTANDING SHARES OF COMMON STOCK.

In this Proposal 1(d), the Company's stockholders are being asked to authorize the Board, in its sole discretion, to amend the Company's Certificate of Incorporation to effect a 1-for-12 reverse stock split of the Company's issued and outstanding Common Stock at any time within 12 months following approval by the stockholders of such proposal. If the proposed 1-for-12 reverse stock split is approved at the Annual Meeting, the Board may, in its sole discretion, at any time within 12 months following approval by the stockholders of such proposal, authorize the filing of an amendment to the Company's Certificate of Incorporation effecting the 1-for-12 reverse stock split with the Secretary of State of the State of Delaware. Notwithstanding the approval of the 1-for-12 reverse stock split at the Annual Meeting, the Board may, in its sole discretion, determine not to implement the 1-for-12 reverse stock split. For the avoidance of doubt, at any time within 12 months following approval by the stockholders of any of Proposals 1(a) through 1(e), the Board may, in its sole discretion, authorize the filing of an amendment to the Company's Certificate of Incorporation to effect only one of the reverse stock splits that are approved by the stockholders at the Annual Meeting.

RECOMMENDATIONS OF THE BOARD OF DIRECTORS:

    THE BOARD RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE PROPOSAL TO EFFECT
                         A 1-FOR-12 REVERSE STOCK SPLIT
              OF THE ISSUED AND OUTSTANDING SHARES OF COMMON STOCK.

                                PROPOSAL NO. 1(e)

          TO AMEND THE COMPANY'S CERTIFICATE OF INCORPORATION TO EFFECT
                         A 1-FOR-15 REVERSE STOCK SPLIT
              OF THE ISSUED AND OUTSTANDING SHARES OF COMMON STOCK.

In this Proposal 1(e), the Company's stockholders are being asked to authorize the Board, in its sole discretion, to amend the Company's Certificate of Incorporation to effect a 1-for-15 reverse stock split of the Company's issued and outstanding Common Stock at any time within 12 months following approval by the stockholders of such proposal. If the proposed 1-for-15 reverse stock split is approved at the Annual Meeting, the Board may, in its sole discretion, at any time within 12 months following approval by the stockholders of such proposal, authorize the filing of an amendment to the Company's Certificate of Incorporation effecting the 1-for-15 reverse stock split with the Secretary of State of the State of Delaware. Notwithstanding the approval of the 1-for-15 reverse stock split at the Annual Meeting, the Board may, in its sole discretion, determine not to implement the 1-for-15 reverse stock split. For the avoidance of doubt, at any time within 12 months following approval by the stockholders of any of Proposals 1(a) through 1(e), the Board may, in its sole discretion, authorize the filing of an amendment to the Company's Certificate of Incorporation to effect only one of the reverse stock splits that are approved by the stockholders at the Annual Meeting.

RECOMMENDATIONS OF THE BOARD OF DIRECTORS:

    THE BOARD RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE PROPOSAL TO EFFECT
                         A 1-FOR-15 REVERSE STOCK SPLIT
              OF THE ISSUED AND OUTSTANDING SHARES OF COMMON STOCK.

                                 PROPOSAL NO. 2

                          ELECTION OF CLASS I DIRECTORS

NOMINEES

    At the Annual Meeting, the stockholders will elect two Class I directors to a three year term to serve until the Annual Meeting of Stockholders for the year ending December 31, 2005 or until his respective successor is elected and qualified. In the event any Class I nominee is unable or unwilling to serve as a director at the time of the Annual Meeting, the proxies may be voted for any substitute nominee designated by the present Board or the proxy holders to fill such vacancy, or the size of the Board may be reduced in accordance with the Bylaws of the Company. The Board has no reason to believe that any of the individuals named below will be unable or unwilling to serve as a nominee or as a Class I director if elected.

    Assuming a quorum is present, the two nominees receiving the highest number of affirmative votes of shares entitled to be voted for them will be elected as Class I directors of the Company. Unless marked otherwise, proxies received will be voted FOR the election of the Class I nominees named below. In the event that additional persons are nominated for election as Class I directors, the proxy holders intend to vote all proxies received by them in such a manner as will ensure the election of the Class I nominees listed below, and, in such event, the specific nominees to be voted for will be determined by the proxy holders.

    The name of the nominees, their ages as of February 28, 2003 and certain other information about them are set forth below:

NAME OF NOMINEE                    AGE   POSITION WITH THE COMPANY     DIRECTOR SINCE    CLASS
---------------                    ---   -------------------------     --------------    -----
Christopher Paisley (1)........... 50             Director               Apr. 2002         I
Lawrence Owen Brown (2)........... 61             Director               Jan. 2003         I

(1) Member of Audit Committee.
(2) Member of the Compensation Committee.

    CHRISTOPHER PAISLEY has served as a director since April 2002. Mr. Paisley serves as the Dean's Executive Professor of Accounting and Finance at the Leavey School of Business at Santa Clara University. Previously, Mr. Paisley served as the Senior Vice President of Finance and Chief Financial Officer for 3Com Corporation, a computer networking hardware company, from 1985 to 2000. Mr. Paisley has an M.B.A from the University of California at Los Angeles and a B.A. in economics from the University of California at Santa Barbara. He is a member of the Financial Executives Institute and a member of the Board of Directors for Aspect Communications, Legato Corporation, Riverstone Networks, and Brocade Communications.

    LAWRENCE OWEN BROWN has served as a director since January 2003. Mr. Brown contributes 34 years of experience in the high technology industry to the Company. Mr. Brown has executive experience in several companies, including most recently acting as President and Chief Operating Officer of Sun Microsystems, a networking hardware and software company, during its start-up phase, Vice President of Xerox Corporation, a business equipment company, and as the Chief Executive Officer of three companies in Silicon Valley. Mr. Brown also served as a managing partner at Technology Strategies and Alliances, an investment banking firm. Mr. Brown holds an B.S.M.E. degree from Auburn University.

    In addition, the Company has two other classes of directors: Class II, which consists of James F. Sutter and Sanjay Vaswani, each of whose term expires at the Annual Meeting of Stockholders for the year ending December 31, 2003, and Class III, which consists of Christopher Keene and Thomas P. Shanahan, each of whose term expires at the Annual Meeting of Stockholders for the year ending December 31, 2004.

    The names of the Class II and Class III directors, their ages as of February 28, 2003 and certain other information about them are set forth below:

NAME OF DIRECTOR                   AGE          POSITION WITH THE COMPANY          DIRECTOR SINCE     CLASS
----------------                   ---     ------------------------------------    --------------     -----
James F. Sutter (1)............... 66                    Director                     Apr. 2003        II
Sanjay Vaswani (1)................ 42                    Director                     Oct. 2000        II
Christopher Keene................. 42      Chief Executive Officer and Director       June 1991        III
Thomas P. Shanahan (2)............ 56                    Director                     Nov. 2002        III

(1) Member of Audit Committee.
(2) Member of the Compensation Committee.

    CHRISTOPHER KEENE co-founded the Company and has served as Chief Executive Officer and a director since June 1991. From June 1991 to April 1999, Mr. Keene also served as President. Before founding the Company, Mr. Keene was a Manager at McKinsey & Company, a management consulting firm, from July 1987 to June 1991. Mr. Keene holds a B.S. degree in Mathematical Sciences with honors from Stanford University and an M.B.A. degree from The Wharton School at the University of Pennsylvania.

    THOMAS P. SHANAHAN has served as a director since November 2002. Since 2002, Mr. Shanahan has served as a General Partner for Needham Capital Partners in Menlo Park, California. Prior to Needham Capital Partners, Mr. Shanahan served as Co-founder, Chief Financial Officer and Director for Agile Software Corporation, a provider of supply chain management software, from 1997 to 2001. From 1992 to 1997, he served as Chief Financial Officer for several companies including Digital Generation Systems, Inc, a digital distribution services company, and Sherpa Corporation, a product data management software company. Mr. Shanahan holds an M.B.A. from Harvard University and a B.A. from Stanford University. He currently is a member of the boards of directors for two privately held enterprise software companies: CenterRun, Inc. and diCarta, Inc.

    JAMES F. SUTTER has served as a director since April 2003. Since 1997, Mr. Sutter has served as a management consultant with Peer Consulting Group, specializing in information technology, where he has acted as a Chief Information Officer advisor to The Dow Chemical Company, a chemical company, and E&J Gallo Winery, a producer of wines and distilled spirits, and has also consulted for various companies, including Hughes Electronics Corporation, a telecommunications company, Intellisys Group, a developer of integrated audio-visual media systems (acquired by MCSi), and Teradyne, a manufacturer of automatic test equipment and interconnection systems. From 1983 to 1997, Mr. Sutter served as Vice President, Chief Information Officer and General Manager for Rockwell International, an aerospace and electronics manufacturer. Mr. Sutter holds an M.B.A. from Marquette University and a B.Sc. from the University of Notre Dame. He currently is a member of the boards of directors for two privately held companies: Entcomm, Inc., an enterprise software company, and Trinus Corporation, an information technology consulting company.

    SANJAY VASWANI has served as a director since October 2000. Since 1990, Mr. Vaswani has been a partner at Center For Corporate Innovation (CCI), where he co-leads CCI's Chief Executive Officer summits. From 1987 to 1990, Mr. Vaswani was an associate at McKinsey & Company, a management consulting firm. From 1981 to 1985, Mr. Vaswani was employed by Intel Corporation, a semiconductor manufacturer, where he concentrated on finance and strategic planning. Mr. Vaswani holds an M.B.A. from the Wharton School of Business at the University of Pennsylvania, and a B.B.A., summa cum laude, from the University of Texas at Austin.

    There are no family relationships among any of the directors or executive officers of the Company.

BOARD RESIGNATIONS

    Joseph Roebuck, one of the Company's Class I directors, resigned from the Board in January 2003, and the Board elected Lawrence Owen Brown in January 2003 to fill such vacancy. Additionally, Alan King, one of the Company's Class II directors, resigned from the Board in March 2003, and the Board elected James F. Sutter to the Board on April 9, 2003 to fill such vacancy. Both resignations from the Board were for reasons unrelated to the Company's business.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

    During the period from January 1, 2002 through December 31, 2002, the Board met five times and no director attended fewer than 75% of the aggregate number of eligible meetings of the Board and meetings of the committees of the Board on which he served.

    The Board has an Audit Committee and a Compensation Committee. The Board does not have a nominating committee or a committee performing the functions of a nominating committee. A nomination for a director made by a stockholder must be received by Christine Russell, the Chief Financial Officer and Secretary, at the address of the Company's executive offices set forth above by May 16, 2003 in order to be considered for election to the Board at this Annual Meeting. If the Company is not notified of a nomination for director or any other stockholder proposal by May 16, 2003, then the proxies held by management of the Company provide discretionary authority to vote against such stockholder proposal, even though such proposal is not discussed in the Proxy Statement.

    The Audit Committee's functions are, among other things: (i) to monitor the corporate financial reporting and the internal and external audits of the Company; (ii) to provide to the Board of Directors the results of its examinations and recommendations derived therefrom; (iii) to outline to the Board improvements made, or to be made, in internal accounting controls; (iv) to appoint, compensate and oversee the Company's independent accountants; (v) to supervise the finance function of the Company (which will include, among other matters, the Company's investment activities); (vi) to engage and compensate independent counsel and other advisors as it deems necessary to carry out its duties; (vii) to pre-approve all audit services and permitted non-audit services to be provided by the Company's independent accountants; and (viii) to provide the Board such additional information and materials as it may deem necessary to make the Board aware of significant financial matters which require Board attention. The Audit Committee undertakes these specific duties and other responsibilities listed in the Audit Committee's charter, included as Appendix A to this Proxy Statement, and such other duties as the Board may prescribe from time to time. See also "Report of the Audit Committee of the Board of Directors." During the fiscal year ended December 31, 2002, the Audit Committee, consisting of Alan King, Joseph Roebuck and Sanjay Vaswani, held five meetings. In April 2002, Mr. Roebuck resigned as a member of the Audit Committee and Christopher Paisley was elected as a member of the Audit Committee, and in March 2003 Mr. King resigned from the Board, and has been replaced by James F. Sutter as a member of the Audit Committee in April 2003.

    The Compensation Committee's functions are (i) to establish and review at least annually the Company's general compensation policies applicable to the Company's Chief Executive Officer and other executive officers, (ii) to review and approve the level of compensation of the Company's Chief Executive Officer and other executive officers, (iii) to review and advise the Board concerning the performance of the Chief Executive Officer, (iv) to review (and, if deemed appropriate by the Committee, retain consultants regarding) and advise the Board concerning both regional and industry-wide compensation practices and trends in order to assess the adequacy and competitiveness of the Company's executive compensation programs, and (v) to administer the Company's 1997 Stock Plan, 1999 Directors' Stock Option Plan (the "DIRECTORS PLAN") and 1999 Employee Stock Purchase Plan (the "ESPP"). During the fiscal year ended December 31, 2002, the Compensation Committee held two meetings. The Compensation Committee initially consisted of Alan King, Joseph Roebuck and Sanjay Vaswani. In October 2002, Mr. Roebuck resigned from the Compensation Committee and Christopher Paisley was appointed as a member. In January 2003, Mr. King resigned from the Board and the Compensation Committee and Messrs. Paisley and Vaswani were replaced as members of the Compensation Committee by Lawrence Owen Brown and Thomas P. Shanahan.

COMPENSATION OF DIRECTORS

    Directors do not currently receive cash compensation for their services as members of the Board except for periodic reimbursement of travel expenses. Employee directors are eligible to participate in the 1997 Stock Plan and the ESPP. Non-employee directors are eligible to participate in the 1997 Stock Plan and the Directors Plan.

    The Directors Plan currently provides that each non-employee director who joined the Board prior to June 24, 1999, the date of the Company's initial public offering (a "PREEXISTING OUTSIDE DIRECTOR") is automatically granted an option to purchase 10,000 shares of Common Stock on the first day of each fiscal year, starting on January 1, 2002. In addition, the Directors Plan currently provides that each non-employee director who joins the Board after June 24, 1999 (a "NEW OUTSIDE DIRECTOR") is automatically granted: (i) an option to purchase 20,000 shares of Common Stock (the "FIRST OPTION") on the date of his or her election or appointment to the Board of Directors, (ii) an additional option to purchase 20,000 shares of Common Stock (the "SECOND OPTION") on the one year anniversary of his or her election or appointment as a director, and (iii) an additional option (each, a "SUBSEQUENT OPTION") to purchase 10,000 shares of Common Stock on the first day of each fiscal year after the date of grant of the Second Option. All such options granted to Preexisting Outside Directors and New Outside Directors are fully vested at the date of the grant, have an exercise price per share equal to the fair market value of the Common Stock on the date of grant and have a term of 10 years.

    Pursuant to the Directors Plan, Mr. Shanahan, who qualifies as a New Outside Director, was automatically granted an option to purchase 20,000 shares of Common Stock on November 26, 2002, the date he was appointed to the Board. This option grant was subsequently declined and therefore cancelled. Mr. Brown, who qualifies as a New Outside Director, was automatically granted an option to purchase 20,000 shares of Common Stock on January 15, 2003, the date he was appointed to the Board. This option is fully vested and has an exercise price of $0.37 per share. James F. Sutter, who qualifies as a New Outside Director, was automatically granted an option to purchase 20,000 shares of Common Stock on April 9, 2003, the date he was appointed to the Board. This option is fully vested and has an exercise price of $0.25 per share.

    In April 2003, the Board granted options to purchase 100,000 shares of Common Stock to each of Lawrence Owen Brown, James F. Sutter and Sanjay Vaswani, and 150,000 shares of Common Stock to Christopher Paisley. Each such option was issued from the 1997 Stock Plan and has a term of 10 years. The options granted to Messrs. Brown, Paisley and Vaswani each have an exercise price of $0.24 per share and a vesting commencement date of April 1, 2003, and the option granted to Mr. Sutter has an exercise price of $0.25 per share and a vesting commencement date of April 9, 2003. Mr. Brown's option vests at the rate of 1/4th of the total shares underlying the option on the first anniversary of the vesting commencement date, and 1/48th of the total shares on each monthly anniversary of the vesting commencement date thereafter. Mr. Paisley's option vests at the rate of 1/4th of the total shares underlying the option on the first anniversary of the vesting commencement date, and 1/36th of the total shares on each monthly anniversary of the vesting commencement date thereafter. Mr. Sutter's option vests at the rate of 1/4th of the total shares underlying the option on the first anniversary of the vesting commencement date, and 1/36th of the total shares on each monthly anniversary of the vesting commencement date thereafter. Mr. Vaswani's option vests at the rate of 1/4th of the total shares underlying the option on the first anniversary of the vesting commencement date, and 1/24th of the total shares on each monthly anniversary of the vesting commencement date thereafter. In addition, each such option will have its vesting accelerate and become fully exercisable upon a change of control of the Company.

RECOMMENDATION OF THE BOARD OF DIRECTORS:

                        THE BOARD RECOMMENDS A VOTE "FOR"
                THE ELECTION OF THE CLASS I NOMINEES NAMED ABOVE.

                                 PROPOSAL NO. 3

               RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

    Deloitte & Touche LLP has served as the Company's independent auditors since January 1993 and has been appointed by the Audit Committee to continue as the Company's independent auditors for the year ending December 31, 2003. In the event that ratification of this selection of auditors is not approved by a majority of the shares of Common Stock voting at the Annual Meeting in person or by proxy, the Audit Committee will reconsider its selection of auditors.

    A representative of Deloitte & Touche LLP is expected to be present at the Annual Meeting. This representative will have an opportunity to make a statement and will be available to respond to appropriate questions.

RECOMMENDATION OF THE BOARD OF DIRECTORS:

              THE BOARD RECOMMENDS A VOTE "FOR" RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY'S
       INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2003.

       COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth information that has been provided to the Company with respect to beneficial ownership of shares of the Company's Common Stock as of February 28, 2003 for (i) each person who is known by the Company to own beneficially five percent or more of the outstanding shares of Common Stock,
(ii) each director of the Company, (iii) each of the executive officers named in the Summary Compensation Table of this proxy statement (the "NAMED EXECUTIVE OFFICERS"), and (iv) all directors and executive officers of the Company as a group. The applicable percentage of ownership for each stockholder is based on 24,044,735 shares of Common Stock outstanding as of February 28, 2003, in each case together with applicable options for that stockholder. Shares of Common Stock issuable upon exercise of options and other rights beneficially owned that are exercisable on or before April 29, 2003 are deemed outstanding for the purpose of computing the percentage ownership of the person holding those options and other rights but are not deemed outstanding for computing the percentage ownership of any other person.

    Except as otherwise noted, the address of each person listed in the table is c/o Persistence Software, Inc., 1720 South Amphlett Boulevard, Third Floor, San Mateo, California, 94402. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and is based on the individual's ability to exercise voting and investment power with respect to shares. To our knowledge, except under applicable community property laws or as otherwise indicated, the persons named in the table have sole voting and sole investment control with respect to all shares beneficially owned.

                                                         NUMBER OF
                                                          SHARES
                                                        BENEFICIALLY  PERCENTAGE
       NAME AND ADDRESS                                    OWNED       OWNERSHIP
       ----------------                                    -----       ---------
       Needham Capital Partners (1).....................  5,013,822      19.86%
           445 Park Avenue
           New York, NY 10022

       Christopher T. Keene (2).........................  2,771,150      11.52

       Eastbourne Capital Management, L.L.C. (3)(4).....  1,465,300       6.09
           1101 Fifth Avenue, Suite 160,
           San Rafael, CA 94901

       Thompson Clive Investments PLC (3)...............  1,255,355       5.22
           24 Old Bond Street
           London WIX 4JD, United Kingdom

       Derek Henninger (5)..............................  1,254,717       5.21

       Christine Russell (6)............................    379,688       1.57

       Ed Murrer (7)....................................     87,500       *

       Keith Zaky (8)...................................     58,333       *

       Sanjay Vaswani (9)...............................    100,500       *

       Christopher Paisley (10).........................     40,000       *

       Alan King (11)...................................     40,000       *

       Thomas P. Shanahan (12)..........................  4,963,822      19.66
           445 Park Avenue
           New York, NY 10022

       Lawrence Owen Brown (13).........................     20,000       *

       James F. Sutter (14).............................     20,000       *

       All directors and executive officers as a group
           (12 persons) (15)............................  9,910,378      38.28
_____________________
 * Less than 1%.

(1) Includes 2,891,761 shares held by Needham Capital Partners III, L.P., 296,949 shares held by Needham Capital Partners IIIA, L.P., immediately exercisable warrants to purchase 927,171 shares held by Needham Capital Partners III, L.P and immediately exercisable warrants to purchase 95,209 shares held by Needham Capital Partners IIIA, L.P. Needham Capital Management, L.L.C. is the general partner of each of the above private limited partnerships. Also includes 569,982 shares held by Needham Capital Partners III (Bermuda), L.P. and immediately exercisable warrants to purchase 182,750 shares held by Needham Capital Partners III (Bermuda), L.P. Needham Capital Management (Bermuda), L.L.C. is the general partner of such entity. Thomas P. Shanahan, a director of the Company, George A. Needham, John C. Michaelson and John J. Prior are each managing members of Needham Capital Management, L.L.C. and Needham Capital Management (Bermuda), L.L.C., and share voting and dispositive power with respect to the shares held by such entities. Also includes 50,000 shares held by Needham Contrarian Fund, L.P. Mr. George A. Needham is the Managing General Partner of Needham Management Partners, L.P., the general partner of such entity. Each managing partner or member disclaims beneficial ownership of these shares except to the extent of its or his respective pecuniary interests.

(2) Includes 2,582,150 shares held in the name of "Christopher Keene and Yvonne Keene Community Property," and shares held by the following trusts:
      92,000 shares held by The Alexander Allan Keene Trust and 92,000 shares held by The Austen Foster Keene Trust. Mr. Keene disclaims beneficial ownership of all shares held by such trusts except to the extent of his pecuniary interest.

(3) Beneficial ownership calculation is based solely on a review of Schedule 13G filings made with the Securities and Exchange Commission. Such filings set forth beneficial ownership as of December 31, 2002.

(4) Per Schedule 13G filing made with the Securities and Exchange Commission, Richard Jon Berry is the controlling member of Eastbourne Capital Management, L.L.C.

(5) Includes 16,666 shares issuable upon exercise of options that are exercisable on or before April 29, 2003. Also includes shares held by the following trusts, of which Mr. Henninger and Elizabeth W. Henninger share voting and dispositive power as trustees: 1,065,748 shares held by The Henninger Family Trust, 83,901 shares held by The Henninger Family Irrevocable Trust fbo Grant Larson Henninger uad 04/03/2000 and 83,901 shares held by The Henninger Family Irrevocable Trust fbo Webb Ryan Henninger uad 04/03/2000. Mr. and Mrs. Henninger each disclaim beneficial ownership of the shares held by such trusts except to the extent of their respective pecuniary interests.

(6) Includes 109,688 shares issuable upon exercise of options that are exercisable on or before April 29, 2003.

(7) Consists of 87,500 shares issuable upon exercise of options that are exercisable on or before April 29, 2003.

(8) Consists of 58,333 shares issuable upon exercise of options that are exercisable on or before April 29, 2003. Mr. Zaky resigned from the Company in January 2003.

(9) Includes 100,000 shares issuable upon exercise of options that are exercisable on or before April 29, 2003.

(10) Consists of 40,000 shares issuable upon exercise of options that are exercisable on or before April 29, 2003.

(11) Consists of 40,000 shares issuable upon exercise of options that are exercisable on or before April 29, 2003. Mr. King resigned from the Board of Directors in March 2003 for reasons unrelated to the Company's business.

(12)  See Note 1. Excludes 50,000 shares held by Needham Contrarian Fund, L.P.

(13) Consists of 20,000 shares issuable upon exercise of options that are exercisable on or before April 29, 2003.

(14) Consists of 20,000 shares that are issuable upon exercise of options that are exercisable on or before April 29, 2003. Mr. Sutter was appointed to the Board on April 9, 2003.

(15) Includes 233,001 shares beneficially owned by Vivek Singhal, the Company's Vice President of Engineering. Also includes an aggregate of 1,842,274 shares issuable upon exercise of options and warrants held by all directors and executive officers that are exercisable on or before April 29, 2003.

                       COMPENSATION OF EXECUTIVE OFFICERS

    The following table shows the compensation paid during each of the last three years to (a) the individual who served as the Company's Chief Executive Officer during the year ended December 31, 2002 and (b) the four other most highly compensated individuals who were serving as executive officers of the Company at December 31, 2002.

                                SUMMARY COMPENSATION TABLE

                                                      ANNUAL COMPENSATION
                                                     ----------------------
                                           FISCAL      SALARY       BONUS       UNDERLYING
  NAME AND PRINCIPAL POSITION               YEAR      ($) (1)        ($)        OPTIONS (#)
  ---------------------------               ----     ---------    ---------     -----------
  Christopher T. Keene ..................   2002     $243,750(2)  $ 14,400        100,000
     Chairman of the Board                  2001      211,519(3)    25,000             --
        and Chief Executive Officer .....   2000      186,672       43,000             --

  Derek Henninger .......................   2002      165,750       10,800         50,000
     Vice President of Worldwide            2001      166,077           --         50,000
        Field Operations                    2000      170,000       40,000             --

  Christine Russell .....................   2002      165,750       10,560         50,000
     Chief Financial Officer                2001      166,077           --        140,000(4)
                                            2000      167,786       40,000         70,000(5)

  Ed Murrer .............................   2002      226,904       40,980         50,000
     Vice President of Marketing            2001      105,269       20,000        200,000
                                            2000           --           --             --

  Keith Zaky ............................   2002      220,000       81,573         37,500
     Former Vice President of Sales (6)..   2001       44,846           --        400,000
                                            2000           --           --             --

   ________________
     (1)  Includes income deferred under Company 401(k) plan.
     (2) Effective January 1, 2002, Mr. Keene's base salary was increased back to $250,000 on an annualized basis. On September 30, 2002, in connection with a Company-wide reduction in salaries, Mr. Keene's base salary was decreased by 10% to $225,000 on an annualized basis. As a result of the foregoing, Mr. Keene's base salary on an annualized basis for the year ended December 31, 2002 was $243,750.
     (3) On July 2, 2001, Mr. Keene's base salary was increased from $187,000 to $250,000, which represented a 33.7% increase. As of October 1, 2001, Mr. Keene's base salary was temporarily decreased by 10% to $225,000 on an annualized basis. As a result of this decrease, Mr. Keene's base salary on an annualized basis for the year ended December 31, 2001 was $211,519.
     (4) Includes options to purchase 35,000 shares of Common Stock which were cancelled in 2001 in connection with the Company's repricing of certain options outstanding under its 1997 Stock Plan.
     (5) This option to purchase 70,000 shares of Common Stock was cancelled in 2001 in connection with the Company's repricing of certain options outstanding under its 1997 Stock Plan.
     (6)  Mr. Zaky resigned from the Company in January 2003.

    The Company has a change of control agreement with Ed Murrer, which provides that a specified portion of the restricted stock or stock options granted to such officer under the 1997 Stock Plan will immediately vest if such officer is terminated without cause or resigns for good reason within 12 months after a change of control of the Company. The agreement terminates at the earliest of:
(1) four years after the date of the agreement, (2) termination of employment with the Company other than within 12 months after a change of control or (3) a written agreement between the individual officer and the Company to terminate the agreement.

                              OPTION GRANTS IN 2002

    The following table provides certain information with respect to stock options granted to the Named Executive Officers in the year ended December 31, 2002. In addition, as required by Securities and Exchange Commission rules, the table sets forth the hypothetical gains that would exist for the options based on assumed rates of annual compound stock price appreciation during the option term. No stock appreciation rights were granted by the Company.

                                      INDIVIDUAL GRANTS
                            -------------------------------------
                                                                                POTENTIAL REALIZABLE
                                          PERCENT OF                              VALUE AT ASSUMED
                             NUMBER OF   TOTAL OPTIONS                          ANNUAL RATES OF STOCK
                            SECURITIES      GRANTED                              PRICE APPRECIATION
                            UNDERLYING   TO EMPLOYEES   EXERCISE                 FOR OPTION TERM(1)
                              OPTIONS      IN FISCAL     PRICE     EXPIRATION  ----------------------
NAME                        GRANTED (#)   YEAR (%)(2)   ($/SH)(3)     DATE       5% ($)      10% ($)
----                        -----------  -------------  ---------  ----------  ----------   ---------
Christopher Keene.......... 100,000 (4)      11%         $0.6002    7/9/2012    $37,746      $95,656

Derek Henninger............  50,000 (4)       5%          0.6002    7/9/2012     18,873       47,828

Christine Russell .........  50,000 (4)       5%          0.6002    7/9/2012     18,873       47,828

Ed Murrer..................  50,000 (4)       5%          0.6002    7/9/2012     18,873       47,828

Keith Zaky (5).............  37,500 (4)       4%          0.6002    7/9/2012     14,154       35,871

___________________
(1) The potential realizable value illustrates a value that might be realized upon exercise of the options immediately prior to the expiration of their terms, assuming the specified compounded rates of appreciation of the market price per share from the date of grant to the end of the option term, less the exercise price. Actual gains, if any, on stock option exercise are dependent upon a number of factors, including the future performance of the Common Stock and the timing of option exercises, as well as the optionees' continued employment throughout the vesting period. There can be no assurance that the amounts reflected in this table will be achieved.
(2) The Company granted stock options representing 929,000 shares to employees in 2002. All grants were made under the 1997 Stock Plan.
(3) The exercise price may be paid in cash, in shares of Common Stock valued at fair market value on the exercise date or through a cashless exercise procedure involving a same-day sale of the purchased shares.
(4) This option vests at the rate of 1/4th of the total number of shares on the first anniversary of July 9, 2003, the vesting commencement date, and 1/48th of the total shares on each monthly anniversary of the vesting commencement date thereafter.
(5)   Mr. Zaky resigned from the Company in January 2003.

                      EQUITY COMPENSATION PLAN INFORMATION

    The following table gives information about the Company's Common Stock that may be issued upon the exercise of options, warrants and rights under all of the Company's existing equity compensation plans as of December 31, 2002, including the 1994 Stock Purchase Plan, 1997 Stock Plan, the Directors Plan and the ESPP.

                                                                                 NUMBER OF SECURITIES
                                                                                       REMAINING
                                                              WEIGHTED               AVAILABLE FOR
                                 NUMBER OF SECURITIES          AVERAGE           FUTURE ISSUANCE UNDER
                                   TO BE ISSUED UPON       EXERCISE PRICE         EQUITY COMPENSATION
                                      EXERCISE OF          OF OUTSTANDING          PLANS (EXCLUDING
                                 OUTSTANDING OPTIONS,   OPTIONS, WARRANTS AND   SECURITIES REFLECTED IN
PLAN CATEGORY                     WARRANTS AND RIGHTS          RIGHTS                COLUMNS (a))
                                          (a)                    (b)                      (c)
-------------------------------  --------------------   ---------------------   -----------------------
Equity compensation plans
approved by stockholders              3,507,088 (1)            $1.33 (1)            2,361,806 (1)
                                        148,000 (2)             2.64 (2)              352,000 (2)
                                             --                   --                1,191,850 (3)
Equity compensation plans               130,000 (4)             0.50 (4)                   --
not approved by stockholders
TOTAL                                 3,785,088                                     3,905,656

___________________
(1) Comprises outstanding options, weighted average exercise price and securities available for issuance under the 1997 Stock Plan as of December 31, 2002, including a maximum of 38,645 additional shares that may be transferred from the 1994 Stock Purchase Plan. The 1997 Stock Plan includes an "evergreen" feature, which provides for an automatic annual increase in the number of shares available under the plan on the first day of each fiscal year through 2005, equal to the lesser of 985,000 shares or 4.94% of the Company's outstanding Common Stock on the last day of the immediately preceding fiscal year.
(2) Comprises outstanding options, weighted average exercise price and securities available for issuance under the Directors Plan as of December 31, 2002.
(3) Available for issuance under the ESPP as of December 31, 2002. The ESPP, designed to comply with Internal Revenue Code Section 423, includes an "evergreen" feature, which provides for an automatic annual increase in the number of shares available under the plan on the first day of each fiscal year through 2004, equal to the lesser of 250,000 shares or 1% of the Company's outstanding Common Stock on the last day of the immediately preceding fiscal year.
(4)   Comprises options issued to non-employees for consulting services.

    During 2002, the Company issued warrants to purchase up to 50,000 shares of Common Stock to RTX Securities Corporation at an exercise price of $0.38 in partial consideration for consulting services. Such warrants are fully vested as of the date of grant. In addition, the Company issued warrants to purchase up to 80,000 shares of Common Stock to RCG Capital Markets at an exercise price of $0.57 in partial consideration for consulting services. Such warrants vest over a period of four years.

                       AGGREGATED OPTION EXERCISES IN 2002
          AND VALUE OF UNEXERCISED OPTIONS HELD AS OF DECEMBER 31, 2002

    The following table sets forth the number of shares covered by stock options held by Named Executive Officers as of December 31, 2002, and the value of "in-the-money" stock options, which represents the difference between the exercise price of a stock option and the market price of the shares subject to such option on December 31, 2002. No stock appreciation rights were outstanding during the year ended December 31, 2002, and no stock options were exercised by Named Executive Officers during the year ended December 31, 2002.

                                        NUMBER OF SECURITIES UNDERLYING          VALUE OF UNEXERCISED
                                         UNEXERCISED OPTIONS AT FISCAL           IN-THE-MONEY OPTIONS
                                                  YEAR END (#)                AT FISCAL YEAR END ($)(1)
    NAME                                   EXERCISABLE/UNEXERCISABLE      EXERCISABLE (2)/UNEXERCISABLE
    ----                                   -------------------------      -----------------------------
    Christopher Keene.................             0/100,000                             --
    Derek Henninger...................          12,500 / 37,500                          --
                                                    0/50,000                             --
    Christine Russell.................          86,771 / 18,229                          --
                                                  19,166 / 834                           --
                                                   0 / 50,000                            --
    Ed Murrer.........................          70,833 / 129,167                         --
                                                   0 / 50,000                            --
    Keith Zaky (3)....................          58,333 / 141,667                     $583 / 1,417
                                                  0 / 200,000                            --
                                                   0 / 37,500                            --

___________________
(1) Value is based on the closing price of the Company's Common Stock on the Nasdaq SmallCap Market on December 31, 2002 of $0.48 per share, less the aggregate exercise price of the options.
(2) Does not include options that had an exercise price greater than the per share closing price of $0.48 on December 31, 2002 as reported on the Nasdaq SmallCap Market.
(3) Mr. Zaky resigned from the Company in January 2003.

    NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH IN ANY OF THE COMPANY'S FILINGS UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, THAT MIGHT INCORPORATE FUTURE FILINGS, INCLUDING THIS PROXY STATEMENT, IN WHOLE OR IN PART, THE FOLLOWING REPORTS AND THE STOCK PERFORMANCE GRAPH HEREIN SHALL NOT BE DEEMED TO BE INCORPORATED BY REFERENCE INTO ANY SUCH FILINGS.

             COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    The Compensation Committee of the Board of Directors of Persistence Software was formed in 1999. In 2002, the Compensation Committee consisted initially of non-employee directors Alan King, Joseph Roebuck and Sanjay Vaswani. In October 2002, Mr. Roebuck resigned from the Compensation Committee and Christopher Paisley was appointed as a member. In January 2003, Mr. King resigned from the Board of Directors and the Compensation Committee, and Messrs. Paisley and Vaswani were replaced as members of the Compensation Committee by Lawrence Owen Brown and Thomas P. Shanahan. The Compensation Committee held two meetings during 2002. Its functions are (i) to establish and review at least annually the Company's general compensation policies applicable to the Company's Chief Executive Officer and other executive officers, (ii) to review and approve the level of compensation of the Company's Chief Executive Officer and other executive officers, (iii) to review and advise the Board concerning the performance of the Chief Executive Officer, (iv) to review (and, if deemed appropriate by the Committee, retain consultants regarding) and advise the Board concerning both regional and industry-wide compensation practices and trends in order to assess the adequacy and competitiveness of the Company's executive compensation programs, and (v) to administer the Company's 1997 Stock Plan, 1999 Directors' Stock Option Plan and 1999 Employee Stock Purchase Plan. Decisions concerning the compensation of the Company's executive officers are made by the Compensation Committee and reviewed by the full Board of Directors (excluding any interested director).

    EXECUTIVE OFFICER COMPENSATION PROGRAMS. The objectives of the executive officer compensation program are to attract, retain and motivate qualified executives who possess the necessary leadership and management skills critical to the Company's growth and long-term success. Executive officers' compensation includes four main components: competitive base salary, annual cash bonus incentives, long-term stock-based incentive compensation and other benefits, including medical and life insurance plans. The goal of these executive compensation policies of the Compensation Committee is to encourage and reward the highest quality performance through attractive compensation to accomplish key business objectives and increase stockholder value. The Compensation Committee believes that stock ownership by management is beneficial in aligning management and stockholder interests, thereby enhancing stockholder value.

    BASE SALARIES. The Compensation Committee sets salaries for the Company's executive officers based on each individual officer's responsibility, salary levels seen in the industry for similar positions, general salary practices of peer companies and the officer's individual qualifications and experience. The base salaries are reviewed annually and may be adjusted to reflect the Compensation Committee assessment of the executive's individual performance, the functions performed by the executive officer, the scope of the executive officer's on-going duties, trends in executive compensation among the talent pool of comparable organizations and the Company's overall financial condition. The weight given each such factor by the Compensation Committee may vary from individual to individual.

    INCENTIVE BONUSES. The Compensation Committee's policy is to grant cash incentive bonuses to directly encourage and reward the achievement of specific annual performance goals, which might not be immediately reflected in the appreciation in value of stock options. The Compensation Committee sets the bonuses using recommendations from management and a strong assessment of factors including such officer's level of responsibility, individual performance, contributions to the Company's success and the Company's financial performance generally. The incentive bonus makes a significant portion of the executive's compensation dependent on the Company's performance, giving such executive incentive to achieve the Company's goals. It also recognizes such executive's individual contributions to the Company.

    STOCK OPTION GRANTS. Stock options may be granted to executive officers and other employees under the 1997 Stock Plan. The Compensation Committee believes that employee equity ownership helps to align employee goals with those of stockholders because the value of stock option grants increase as the stock price increases. The level of individual stock option grants to executives is set based on competitive market practices for executives of similar position and responsibility within the Company and expected contributions to the Company's overall performance. Stock option grants to executives create an interest in the future success of the Company, which helps retention of executives and long-term stockholder value. The Compensation Committee makes a subjective evaluation based on past and future expected performance since the 1997 Stock Plan does not provide a specific formula for calculating the weight of the factors used to determine stock option grants.

    Upon recommendation of management and approval of the Compensation Committee, each of the executive officers (other than the Chief Executive Officer) was granted options to purchase 37,500 or 50,000 shares of the Company's Common Stock on July 9, 2002 at an exercise price of $0.6002 and with a maximum term of ten years. Each such stock option vests at the rate of 1/4th of the total shares underlying the option on the first anniversary of July 9, 2003, the vesting commencement date, and 1/48th of the total shares on each monthly anniversary of the vesting commencement date thereafter.

    OTHER COMPENSATION PLANS. Executives also participate in other general employee benefit plans instituted by the Company. The Company also provides a 401(k) deferred compensation pension plan. Benefits under these general plans are indirectly tied to the Company's performance.

    DEDUCTIBILITY OF COMPENSATION. Section 162(m) of the Code disallows a deduction by the Company for compensation exceeding $1.0 million paid to certain executive officers, excluding, among other things, performance-based compensation. Because the compensation paid to the executive officers has not approached the limitation, the Compensation Committee has not had to use any of the available exemptions from the deduction limit. The Compensation Committee remains aware of the Section 162(m) limitations, and the available exemptions, and will address the issue of deductibility when and if circumstances warrant the use of such exemptions.

     CHIEF EXECUTIVE OFFICER COMPENSATION. Since June 1991, Christopher T. Keene has served as Chief Executive Officer of the Company. Each year the Compensation Committee determines his compensation considering the factors used for all executives which are described above. In addition, the Compensation Committee surveys salaries paid to chief executive officers at peer companies. Mr. Keene's base salary during the year ended December 31, 2002 of $250,000 was the same as his base salary that had been set in July 2001. On September 30, 2002, in connection with a Company-wide reduction in salaries, Mr. Keene's base salary was decreased by 10% to $225,000 on an annualized basis. As a result of the foregoing, Mr. Keene's base salary on an annualized basis for the year ended December 31, 2002 was $243,750. Mr. Keene received a bonus of $14,400 during 2002 based on his individual contribution to the Company's overall performance and accomplishment of individual productivity goals. Mr. Keene was also awarded an option on July 9, 2002 to purchase 100,000 shares of Common Stock at an exercise price of $0.6002 and with a maximum term of ten years. Such option vests at the rate of 1/4th of the total shares underlying the option on the first anniversary of July 9, 2003, the vesting commencement date, and 1/48th of the total shares on each monthly anniversary of the vesting commencement date thereafter.

                              Compensation Committee of the Board of Directors of Persistence Software:*

                                              /s/ Lawrence Owen Brown
                                              /s/ Alan King
                                              /s/ Christopher Paisley
                                              /s/ Joseph Roebuck
                                              /s/ Thomas P. Shanahan
                                              /s/ Sanjay Vaswani

* In October 2002, Mr. Roebuck resigned from the Compensation Committee and Christopher Paisley was appointed as a member. In January 2003, Mr. King resigned as a member of the Board of Directors and the Compensation Committee, and Messrs. Paisley and Vaswani were replaced as members of the Compensation Committee by Lawrence Owen Brown and Thomas P. Shanahan, and thus Messrs. Brown and Shanahan did not participate in the Compensation Committee process regarding compensation of the Company's executive officers during the year ended December 31, 2002.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    None of the members of the Compensation Committee is an officer or employee of the Company, nor has any member formerly served as an officer of the Company. No executive officer of the Company serves as a member of a board of directors or compensation committee of any entity that has one or more executive officers serving on the Company's Board or Compensation Committee.

                             AUDIT COMMITTEE REPORT

    The Audit Committee of the Board of Directors of Persistence Software is composed of three independent directors and operates under a written charter, which was originally adopted by the Board of Directors in 1999 and subsequently has been amended and restated, most recently in January 2003, a copy of which is attached as Appendix A. In 2002, the Audit Committee initially consisted of Alan King, Joseph Roebuck and Sanjay Vaswani. In April 2002, Mr. Roebuck resigned from the Audit Committee and Christopher Paisley was elected as a member. In March 2003, Mr. King resigned from the Board of Directors and James F. Sutter was elected as a member in April 2003. Each of the members of the Audit Committee is independent as defined by the Nasdaq Marketplace Rules.

    The Audit Committee's functions are, among other things: (i) to monitor the corporate financial reporting and the internal and external audits of the Company; (ii) to provide to the Board of Directors the results of its examinations and recommendations derived therefrom; (iii) to outline to the Board improvements made, or to be made, in internal accounting controls; (iv) to appoint, compensate and oversee the Company's independent accountants; (v) to supervise the finance function of the Company (which will include, among other matters, the Company's investment activities); (vi) to engage and compensate independent counsel and other advisors as it deems necessary to carry out its duties; (vii) to pre-approve all audit services and permitted non-audit services to be provided by the Company's independent accountants; and (viii) to provide the Board such additional information and materials as it may deem necessary to make the Board aware of significant financial matters which require Board attention.

    The Audit Committee held five meetings during 2002. These meetings were designed to facilitate and encourage communication between the Audit Committee, management, and the Company's independent public accountants, Deloitte & Touche LLP. Management represented to the Audit Committee that the Company's financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee reviewed and discussed the audited consolidated financial statements for the year ended December 31, 2002 with management and the independent accountants.

    The Audit Committee discussed with the independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61, COMMUNICATION WITH AUDIT COMMITTEES, as amended.

    The Audit Committee has received and reviewed the written disclosures and the letter from the independent accountants, Deloitte & Touche LLP as required by Independence Standards Board Standard No. 1, INDEPENDENCE DISCUSSIONS WITH AUDIT COMMITTEES. Additionally, the Audit Committee has discussed with Deloitte & Touche LLP the issue of its independence from Persistence Software.

    Based on the Committee's discussions with management and the independent accountants and the Committee's review of the audited consolidated financial statements, the representations of management and the report of the independent accountants to the Committee, all as noted above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2002, filed with the Securities and Exchange Commission.

                              Audit Committee of the Board of Directors of Persistence Software:*

                                              /s/ Alan King
                                              /s/ Joseph Roebuck
                                              /s/ Christopher Paisley
                                              /s/ James F. Sutter
                                              /s/ Sanjay Vaswani

* Mr. Roebuck resigned from the Audit Committee in April 2002, and Mr. Paisley was appointed to the Audit Committee in April 2002. Mr. King resigned from the Board of Directors in March 2003 and James F. Sutter was appointed as a member in April 2003. Messrs. Roebuck and Sutter did not participate in any discussions regarding the audited consolidated financial statements for the year ended

December 31, 2002 to be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2002, as filed with the Securities and Exchange Commission.

            FEES BILLED FOR SERVICES RENDERED BY PRINCIPAL ACCOUNTANT

AUDIT FEES

    The aggregate fees billed by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, "DELOITTE & Touche") for professional services rendered for the audit of the Company's annual financial statements for the fiscal year ended December 31, 2002 and for the reviews of the financial statements included in the Company's Quarterly Reports on Form 10-Q for that fiscal year were $148,600.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

    The Company did not engage Deloitte & Touche to provide advice to the Company regarding information technology services relating to financial information systems design and implementation for the fiscal year ended December 31, 2002.

ALL OTHER FEES

    The Company did not engage Deloitte & Touche for services other than the services described above under "Audit Fees" for the fiscal year ended December 31, 2002.

                          TRANSACTIONS WITH MANAGEMENT

    On November 26, 2002, the Company issued 3,758,692 shares of its Common Stock at a price of $0.5321 per share, and warrants to purchase up to 1,205,130 shares of its Common Stock at an exercise price of $0.75 per share to certain purchasers affiliated with Needham Capital Partners. In connection with the issuance of these securities, the Company also appointed Thomas P. Shanahan to the Board as a Class III director.

    The Company has a change of control agreement with Ed Murrer, which provides that a specified portion of the restricted stock or stock options granted to such officer under the 1997 Stock Plan will immediately vest if such officer is terminated without cause or resigns for good reason within 12 months after a change of control of the Company. The agreement terminates at the earliest of:
(1) four years after the date of the agreement, (2) termination of employment with the Company other than within 12 months after a change of control or (3) a written agreement between the individual officer and the Company to terminate the agreement.

    The Company has entered into indemnification agreements with its officers and directors containing provisions that may require it to indemnify its officers and directors against liabilities that may arise by reason of their status or service as officers or directors, other than liabilities arising from willful misconduct of a culpable nature, and to advance their expenses incurred as a result of any proceeding against them.

                             STOCK PERFORMANCE GRAPH

     The Company's Common Stock was traded on the Nasdaq National Market under the symbol PRSW from the effective date of our initial public offering on June 24, 1999 until September 12, 2002, at which time the Company moved its stock listing to the Nasdaq SmallCap Market. The following graph compares the cumulative total stockholder return data for the Company's Common Stock since June 24, 1999 (the effective date of the Company's initial public offering) to the cumulative return over such period of (i) the Nasdaq Stock Market (U.S.) Index and (ii) the Nasdaq Computer Composite Index. The graph assumes that $100 was invested on June 24, 1999 in the Common Stock of the Company and in each of the comparative indices and assumes reinvestment of dividends. The graph further assumes that such amount was initially invested in the Common Stock of the Company at a per share price of $11.00, the price at which such stock was first offered to the public by the Company on the date of its initial public offering. The stock price performance on the following graph is not necessarily indicative of future stock price performance.

                                  [GRAPH HERE]

                                           6/24/99  12/31/99  12/31/00  12/31/01  12/31/02
                                           -------  --------  --------  --------  --------
Persistence Software, Inc...............   $  100   $   205   $    40   $    11   $     4
The Nasdaq Stock Market (U.S.) Index....      100       160        96        76        53
The Nasdaq Computer Composite Index.....      100       179       100        79        48

                DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS FOR
              ANNUAL MEETING FOR THE YEAR ENDING DECEMBER 31, 2003

    Proposals of stockholders intended to be included in the Company's proxy statement for the Annual Meeting of Stockholders for the year ending December 31, 2003 must be received by Christine Russell, Chief Financial Officer, Persistence Software, Inc., 1720 South Amphlett Boulevard, Suite 230, San Mateo, California, 94402, by December 28, 2003. If the Company is not notified of a stockholder proposal between March 8, 2004 and May 17, 2004, then the proxies held by management of the Company provide discretionary authority to vote against such stockholder proposal, even though such proposal is not discussed in the Proxy Statement.

             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Exchange Act requires the Company's directors, executive officers and persons who own more than 10% of the Company's Common Stock (collectively, "Reporting Persons") to file with the Securities and Exchange Commission initial reports of ownership and changes in ownership of the Company's Common Stock. Reporting Persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports they file. To the Company's knowledge, based solely on its review of the copies of such reports received or written representations from certain Reporting Persons that no other reports were required, the Company believes that during the year ended December 31, 2002, except for Thomas P. Shanahan, a director of the Company, and Vivek Singhal, the Company's Vice President of Engineering, all Reporting Persons complied with all applicable filing requirements. Mr. Shanahan filed one late report regarding the automatic grant of an option to purchase 20,000 shares of Common Stock pursuant to the Directors Plan. Mr. Singhal filed one late report regarding his beneficial ownership in the Company upon his initial attainment of status as a Reporting Person under Section 16(a).

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

    This Proxy Statement incorporates certain documents of the Company by reference that are not presented herein or delivered herewith. Such documents are available to any person, including any beneficial owner, to whom this Proxy Statement is delivered, upon oral or written request, without charge, directed to Christine Russell, Chief Financial Officer, Persistence Software, Inc., 1720 South Amphlett Blvd., Third Floor, San Mateo, California, 94402, telephone number (650) 372-3600. In order to ensure timely delivery of the documents, such requests should be made by May 18, 2003.

                                  OTHER MATTERS

    The Board knows of no other business that will be presented to the Annual Meeting. If any other business is properly brought before the Annual Meeting, proxies in the enclosed form will be voted in respect thereof as the proxy holders, or either of them, deem advisable.

    It is important that the proxies be returned promptly and that your shares be represented. Stockholders are urged to mark, date, execute and promptly return the accompanying proxy card in the enclosed envelope.

                                           By Order of the Board of Directors,

                                           /s/ Christine Russell

                                           Christine Russell
                                           Chief Financial Officer and Secretary

April 28, 2003
San Mateo, California

                                                                      APPENDIX A

                           PERSISTENCE SOFTWARE, INC.

                         CHARTER FOR THE AUDIT COMMITTEE
                            OF THE BOARD OF DIRECTORS

PURPOSE AND POWERS
------------------

         The purpose of the Audit Committee is: to make such examinations as are necessary to monitor the corporate financial reporting and the internal and external audits of Persistence Software, Inc. (the "Company"); to provide to the Board of Directors (the "Board") the results of its examinations and recommendations derived therefrom; to outline to the Board improvements made, or to be made, in internal accounting controls; to appoint, compensate and oversee the Company's independent accountants; to supervise the finance function of the Company (which will include, among other matters, the Company's investment activities); to engage and compensate independent counsel and other advisors as it deems necessary to carry out its duties; to the extent permitted under applicable laws, rules and regulations, and the Company's bylaws and Certificate of Incorporation, delegate to one or more members of the Audit Committee the authority to grant pre-approvals of audit services and non-audit services provided such decisions are presented to the full Audit Committee at regularly scheduled meetings; and to provide the Board such additional information and materials as it may deem necessary to make the Board aware of significant financial matters which require Board attention.

         The Audit Committee will undertake those specific duties and responsibilities listed below, and such other duties as the Board from time to time may prescribe.

CHARTER REVIEW
--------------

         The Audit Committee will review and reassess the adequacy of this charter at least once per year. This review is initially intended to be conducted at the first Audit Committee meeting following the Company's Annual Meeting of Stockholders, but may be conducted at any time the Audit Committee desires to do so. Additionally, to the extent and in the manner that the Company is legally required to do by the rules of the Securities and Exchange Commission (the "SEC"), this charter (as then constituted) shall be publicly filed.

MEMBERSHIP
----------

         The Audit Committee shall consist of at least three members of the Board. Such members will be elected and serve at the pleasure of the Board. The members of the Audit Committee will not be employees of the Company. Each member of the Audit Committee shall meet the independence standards and have the financial expertise as required by the Rules of the National Association of Securities Dealers, Inc., the Securities Exchange Act of 1934 and the rules promulgated thereunder (collectively, the "Exchange Act"), the Sarbanes-Oxley Act of 2002 and all other applicable rules and regulations.

MEETINGS
--------

         The Audit Committee will meet separately with the Chief Executive Officer and separately with the Chief Financial Officer of the Company at least quarterly to review the financial affairs of the Company. The Audit Committee will meet with the independent accountants of the Company at least once quarterly, including upon the completion of the annual audit, outside the presence of management, and at such other times as it deems appropriate to review the independent accountants' examination and management report.

RESPONSIBILITIES
----------------

         To fulfill its responsibilities and duties, the Audit Committee shall:

         1. Appoint the independent accountants for ratification by the stockholders and approve the compensation of and oversee the independent accountants.

         2. Review the plan for and the scope of the audit and related services at least annually.
         3. Confirm that the proposed audit engagement team for the independent public accountants complies with the applicable auditor rotation rules.
         4. Pre-approve all audit services and permitted non-audit services to be provided by the independent accountants as required by the Exchange Act.
         5. Inquire of Finance management of the Company and the independent accountants about significant risks or exposures and assess the steps management has taken to minimize such risk to the Company.
         6. Review with Finance management any significant changes to GAAP, SEC and other accounting policies or standards that will impact or could impact the financial reports under review.
         7. Review with Finance management and the independent accountants at the completion of the annual audit:
                  a. The Company's annual financial statements and related footnotes;
                  b. The independent accountant's audit of the financial statements;
                  c. Any significant changes required in the independent accountant's audit plan;
                  d. Any serious difficulties or disputes with management encountered during the course of the audit;
                  e. Other matters related to the conduct of the audit which are to be communicated to the Committee under generally accepted auditing standards.
         8. Ensure the receipt of, and review, a report from the independent accountant required by Section 10A of the Exchange Act.
         9. Ensure the receipt of, and review, a written statement from the Company's independent accountants delineating all relationships between the accountants and the Company, consistent with Independence Standards Board Standard 1.
         10. Review with the Company's independent accountants any disclosed relationship or service that may impact the objectivity and independence of the accountant.
         11.      Take, or recommend that the Board take, appropriate action to oversee the independence of the outside accountants.
         12.      Review with Finance management and the independent accountants at least annually the Company's application of critical
                  accounting policies and its consistency from period to period, and the compatibility of these accounting policies with generally accepted accounting principles, and (where appropriate) the Company's provisions for future occurrences which may have a material impact on the financial statements of the Company.
         13. Consider and approve, if appropriate, significant changes to the Company's accounting principles and financial disclosure practices as suggested by the independent accountants, and Finance management. Review with the independent accountants and Finance management, at appropriate intervals, the extent to which any changes or improvements in accounting or financial practices, as approved by the Committee, have been implemented.
         14. Review and discuss with Finance management all material off-balance sheet transactions, arrangements, obligations (including contingent obligations) and other relationships of the Company with unconsolidated entities or other persons, that may have a material current or future effect on financial condition, changes in financial condition, results of operations, liquidity, capital resources, capital reserves or significant components of revenues or expenses.
         15. Oversee the adequacy of the Company's system of internal accounting controls. Obtain from the independent accountants management letters or summaries on such internal accounting controls. Review any related significant findings and recommendations of the independent accountants together with management's responses thereto.
         16. Oversee the effectiveness of the internal audit function and obtain from the officers that certify the Company's financial reports an assessment of the internal controls, a report of any fraud in connection with the preparation of reports and any other reports required by applicable laws, rules or regulations.

         17. Oversee the Company's compliance with the Foreign Corrupt Practices Act.
         18. Oversee the Company's compliance with SEC requirements for disclosure of accountant's services and Audit Committee members and activities.
         19. Oversee the Company's finance function, which may include the adoption from time to time of a policy with regard to the investment of the Company's assets.
         20. Review and approve all related party transactions other than compensation transactions.
         21. Review the periodic reports of the Company with Finance management and the independent accountants prior to filing of the reports with the SEC.
         22. In connection with each periodic report of the Company, review:
                  a.       Management's disclosure to the Committee under
                           Section 302 of the Sarbanes-Oxley Act;
                  b. The contents of the Chief Executive Officer and the Chief Financial Officer certificates to be filed under Sections 302 and 906 of the Act.
         23. Periodically discuss with the independent accountants, without Management being present, (i) their judgments about the quality, appropriateness, and acceptability of the Company's accounting principles and financial disclosure practices, as applied in its financial reporting, and (ii) the completeness and accuracy of the Company's financial statements.
         24. Review and discuss with Finance management the Company's earnings press releases (including the use of "pro forma" or "adjusted" non-GAAP information) as well as financial information and earnings guidance provided to analysts.

         25. Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters.

         26. Establish procedures for the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

         In addition to the above responsibilities, the Audit Committee will undertake such other duties as the Board delegates to it or that are required by applicable laws, rules and regulations.

         Finally, the Audit Committee shall ensure that the Company's independent accountants understand both (i) their ultimate accountability to the Board and the Audit Committee, as representatives of the Company's stockholders and (ii) the Board's and the Audit Committee's ultimate authority and responsibility to select, evaluate and, where appropriate, replace the Company's independent accountants (or to nominate the outside accountant to be proposed for stockholder approval in any proxy statement).

REPORTS
-------

         The Audit Committee will to the extent deemed appropriate record its summaries of recommendations to the Board in written form that will be incorporated as a part of the minutes of the Board. To the extent required, the Audit Committee will also prepare and sign a Report of the Audit Committee for inclusion in the Company's proxy statement for its Annual Meeting of Stockholders.

                           PERSISTENCE SOFTWARE, INC.

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                          OF PERSISTENCE SOFTWARE, INC.
         FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD JUNE 5, 2003

    The undersigned stockholder of Persistence Software, Inc., a Delaware corporation, (the "Company"), hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 28, 2002, and hereby appoints Christopher T. Keene and Christine Russell, or either of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders of Persistence Software, Inc. to be held on Thursday, June 5, 2003, at 2:00 p.m., local time, at Persistence Software, Inc., 1720 South Amphlett Boulevard, Suite 230, San Mateo, California, 94402, and at any adjournment or postponement thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth below:

    1. To approve proposals to amend the Company's Certificate of Incorporation to enable the Company to effect one of five different reverse stock splits, during the 12 months following approval by the stockholders of such proposals, if the Board of Directors determines that any such action is necessary and appropriate, and in the best interests of, the Company and its stockholders to seek to maintain the listing of the Company's Common Stock on the Nasdaq SmallCap Market. The proposals would enable the Board of Directors to determine whether to amend the Company's Certificate of Incorporation to effect one of the following reverse stock splits:

             a. a 1-for-5 a reverse stock split of the Company's issued and outstanding shares of Common Stock;

                      [ ] FOR            [ ] AGAINST            [ ] ABSTAIN

             b. a 1-for-8 a reverse stock split of the Company's issued and outstanding shares of Common Stock;

                      [ ] FOR            [ ] AGAINST            [ ] ABSTAIN

             c. a 1-for-10 a reverse stock split of the Company's issued and outstanding shares of Common Stock;

                      [ ] FOR            [ ] AGAINST            [ ] ABSTAIN

             d. a 1-for-12 a reverse stock split of the Company's issued and outstanding shares of Common Stock; or

                      [ ] FOR            [ ] AGAINST            [ ] ABSTAIN

             e. a 1-for-15 a reverse stock split of the Company's issued and outstanding shares of Common Stock.

                      [ ] FOR            [ ] AGAINST            [ ] ABSTAIN

    2. To elect the following directors to serve until the Annual Meeting of Stockholders for the year ended December 31, 2005or until their respective successors and assigns are elected and qualified:

          Christopher Paisley      [ ] FOR       [ ]  WITHHOLD authority to vote
          Lawrence Owen Brown      [ ] FOR       [ ]  WITHHOLD authority to vote

    3. To ratify the appointment of Deloitte & Touche LLP as the independent auditors of the Company for the year ending December 31, 2003.

                      [ ] FOR            [ ] AGAINST            [ ] ABSTAIN
and, in their discretion, upon such other matter or matters that may properly come before the meeting and any postponement(s) or adjournment(s) thereof.

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED AS FOLLOWS: (1) FOR THE ELECTION OF THE DIRECTORS LISTED ABOVE;
(2) FOR THE REVERSE STOCK SPLIT; AND (3) FOR RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE INDEPENDENT AUDITORS OF THE COMPANY FOR THE YEAR ENDING DECEMBER 31, 2003; AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY COME BEFORE THE MEETING.

                                              Date: _______________

                                              __________________________________
                                              Signature

                                              Date: _______________

                                              __________________________________
                                              Signature

                                              (This Proxy should be marked,
                                              dated, signed by the
                                              stockholder(s) exactly as his or
                                              her name appears hereon, and
                                              returned promptly in the enclosed
                                              envelope. Persons signing in a
                                              fiduciary capacity should so
                                              indicate. If shares are held by
                                              joint tenants or as community
                                              property, both should sign.)